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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  MAY 31, 1996
                                                           ------------




                             IMAGE INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                        0-21954                          04-2962635
(State or other jurisdiction of       (Commission File No.)      (IRS Employer Identification No.)
incorporation or organization)
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                            1112 GEORGIA HIGHWAY 140
                            ARMUCHEE, GEORGIA 30105
          (Address of principal executive offices, including zip code)
                                 (706) 235-8444
              (Registrant's telephone number, including area code)





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ITEM 5.    OTHER EVENTS

           On May 31, 1996, Image Industries, Inc. (AImage@), and The Maxim
Group, Inc. ("Maxim"), entered into an Agreement and Plan of Reorganization, pursuant to which Image will be merged with a wholly-owned subsidiary of Maxim.
Image will continue to operate as a carpet manufacturer and PET recycler.

           The transaction will be consummated in a one for one exchange of the common stock of Maxim for the issued and outstanding common stock of Image. All outstanding stock options to acquire Image common stock will be exchanged for stock options to acquire Maxim common stock upon the same terms and conditions as the former Image stock option agreements. The transaction is valued at approximately $90.7 million, based on Image's issued and outstanding common stock (on a fully diluted basis) and Maxim's closing price on May 30, 1995 on The Nasdaq National Market. The transaction is subject to approval by the shareholders of Maxim and Image, appropriate regulatory approvals and the satisfaction of certain other conditions contained in the merger agreement.

           Image is a leading plastic recycler and carpet manufacturer. Image produces residential carpet, polyester fiber, PET flake and pellets made from recycled post consumer PET (Polyethylene terephthalate) and is vertically integrated from the purchase of curbside collected bottles through complete manufacturing of polyester fiber, PET flake and carpet products.

           Based in the Atlanta suburb of Kennesaw, Maxim is a leading installer of floor covering and the industry's only publicly traded franchisor.
Maxim has approximately 700 retail locations including 75 company-owned stores.
Maxim provides its network with advertising, training, merchandising services as well as consultation in administration. Maxim also provides floor covering products directly from the industry's manufacturers.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

           (c)   Exhibits

           2.1  -  Agreement and Plan of Reorganization, dated as of May 31,
1996, by and among The Maxim Group, Inc., TMG-II Merger, Inc. and Image
Industries, Inc.



                                   SIGNATURE

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        IMAGE INDUSTRIES, INC.


Date: June 3, 1996
                                           /s/ H. Stanley Padgett
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                                        H. STANLEY PADGETT
                                        President and Chief Executive Officer